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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on July 10, 2003

Registration No. 333-100244

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MACK-CALI REALTY CORPORATION
(Exact name of registrant as specified in its charter)

MARYLAND (State or Other Jurisdiction of Incorporation or Organization)	22-3305147 (I.R.S. Employer Identification Number)
11 Commerce Drive, Cranford, New Jersey (908) 272-8000 (Address, including telephone number, of Principal Executive Offices)	07016 Zip Code

2000 EMPLOYEE STOCK OPTION PLAN AND
AMENDED AND RESTATED 2000 DIRECTOR STOCK OPTION PLAN
(Full Title of the Plans)

Mitchell E. Hersh
Chief Executive Officer
Mack-Cali Realty Corporation
11 Commerce Drive
Cranford, New Jersey
(908) 272-8000
(Name, address and telephone number of agent for service)

Copy to:

Blake Hornick, Esq.
Pryor Cashman Sherman & Flynn LLP
410 Park Avenue
New York, New York 10022
(212) 421-4100

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock ($0.01 par value)	(1)	(1)	(1)	(1)

(1)
No additional securities are being registered hereby. This Post-Effective Amendment No. 1 includes: (a) 1,500,000 shares of common stock, $.01 par value per share, with respect to the 2000 Employee Stock Option Plan and (b) 150,000 shares of common stock with respect to the Amended and Restated 2000 Director Stock Option Plan, for which a registration fee of $4,740.71 was paid upon filing of Registration Statement No. 333-100244 on Form S-8 with the Securities and Exchange Commission on October 2, 2002. This Post-Effective Amendment No. 1 also includes: (a) 2,500,000 shares of common stock with respect to the 2000 Employee Stock Option Plan and (b) 200,000 shares of common stock with respect to the Amended and Restated 2000 Director Stock Option Plan, for which a registration fee of $20,203.46 was paid upon filing of Registration Statement No. 333-52478 on Form S-8 with the Securities and Exchange Commission on December 21, 2000, as amended on May 1, 2001.

EXPLANATORY NOTES

        Pursuant to General Instruction E of Form S-8, this Post-Effective Amendment No. 1 incorporates by reference (a) Registration Statement No. 333-52478 on Form S-8, including the reoffer prospectus contained therein, filed with the Securities and Exchange Commission on December 21, 2000, together with Post-Effective Amendment No. 1 to such Registration Statement, including the reoffer prospectus contained therein, which was filed with the Securities and Exchange Commission on May 1, 2001, and (b) Registration Statement No. 333-100244 on Form S-8, including the reoffer prospectus contained therein, which was filed with the Securities and Exchange Commission on October 2, 2002.

        Included on the immediately following pages is a "reoffer prospectus." The reoffer prospectus is filed as part of this Post Effective Amendment No. 1 to Registration Statement on Form S-8 and has been prepared in accordance with the requirements of Part I of Form S-3. It may be used for reoffers of common stock defined as "control securities" under Instruction C to Form S-8 acquired by "affiliates" (as the term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended) pursuant to the exercise of stock options and restricted stock granted under our 2000 Employee Stock Option Plan and our Amended and Restated 2000 Director Stock Option Plan.

PROSPECTUS

        MACK-CALI REALTY CORPORATION

259,019 SHARES OF
COMMON STOCK

        We are a fully-integrated, self-administered and self-managed real estate investment trust. The persons listed as our selling shareholders in this prospectus are offering and selling up to 259,019 shares of our common stock. We will issue these shares of our common stock to such selling shareholders upon their exercise of options, or the removal of restrictions on restricted common stock, now or hereafter granted. All net proceeds from the sale of the shares of common stock offered by this prospectus will go to the selling shareholders. We will not receive any proceeds from such sales.

        The selling shareholders may offer their shares of common stock through public or private transactions, in the over-the-counter markets or on any exchanges on which our common stock is traded at the time of sale, at prevailing market prices or at privately negotiated prices. The selling shareholders may engage brokers or dealers who may receive commissions or discounts from the selling shareholders. We will pay substantially all of the expenses incident to the registration of such shares, except for the selling commissions.

        Our common stock is listed on The New York Stock Exchange and the Pacific Exchange under the symbol "CLI." The closing price of our common stock as reported on The New York Stock Exchange on June 30, 2003, was $36.38 per share.

        Investment in our common stock involves certain risks, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002. You should consider such risk factors before investing in our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 10, 2003.

TABLE OF CONTENTS

Available Information
Incorporation of Certain Documents by Reference
Information About Us
Use of Proceeds
Selling Shareholders
Plan of Distribution
Description of Our Common Stock
Legal Matters
Experts

        We have not authorized any dealer, salesperson or any other person to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, you must not rely upon such information or representations as having been authorized by us or the selling shareholders. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered by this prospectus in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made under this prospectus will, under any circumstances, create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

AVAILABLE INFORMATION

        We file annual, quarterly and current reports with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference room located at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the following regional offices of the Securities and Exchange Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 75 Park Place, Room 1228, New York, New York 10007. You may obtain information on the operation of the public reference room of the Securities and Exchange Commission by calling the Securities and Exchange Commission at 1-800-SEC-0330. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission's web site is: http://www.sec.gov. In addition, our common stock is listed on The New York Stock Exchange and the Pacific Exchange, and similar information concerning us can be inspected and copied at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        We have filed with the Securities and Exchange Commission a registration statement on Form S-8, as amended (of which this prospectus is a part), under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance please see the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding us and the securities offered by this prospectus, please refer to the registration statement and such exhibits and schedules which may be obtained from the Securities and Exchange Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Securities and Exchange Commission, or from its web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission automatically will update and supersede such information. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c) 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

  (a)
  Our Annual Report on Form 10-K (File No. 1-13274) for the fiscal year ended December 31, 2002;

  (b)
  Our Quarterly Report on Form 10-Q (File No. 1-13274) for the fiscal quarter ended March 31, 2003;

  (c)
  Our Current Reports on Form 8-K (File Nos. 1-13274) dated January 2, 2003, March 14, 2003 and June 12, 2003;

  (d)
  Our Proxy Statement relating to our Annual Meeting of Stockholders held on May 13, 2003; and

  (e)
  The description of our common stock and the description of certain provisions of the laws of the State of Maryland and our charter and bylaws, contained in our Articles of Restatement dated June 11, 2001, filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q dated June 30, 2001, and our Amended and Restated Bylaws dated June 10, 1999, as subsequently amended, filed as Exhibit 3.2 to our Current Report on Form 8-K dated June 10, 1999, and any amendments or reports filed for the purpose of updating such description.

        You may request a copy of these filings (including the exhibits to such filings that we have specifically incorporated by reference in such filings) at no cost, by writing or telephoning our executive offices at the following address:

Mack-Cali Realty Corporation
Attention: Chief Financial Officer
11 Commerce Drive
Cranford, New Jersey 07016
(908) 272-8000

        You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of these shares in any state that prohibits such an offer. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the cover page of such documents.

        All references in this prospectus to "we," "us," or "our" include Mack-Cali Realty Corporation, a Maryland corporation, and any subsidiaries or other entities that we own or control. All references to "Mack-Cali Realty, L.P." in this prospectus include Mack-Cali Realty, L.P., a Delaware limited partnership, and any subsidiaries or other entities that it owns or controls. All references in this prospectus to "common stock" refer to our common stock, par value $.01 per share. All references in this prospectus to "units" refer to the units of limited partnership interest in Mack-Cali Realty, L.P.

INFORMATION ABOUT US

        We are a fully-integrated, self-administered and self-managed real estate investment trust, or "REIT." We own and operate a real estate portfolio comprised predominately of Class A office and office/flex properties located primarily in the Northeast, as well as commercial real estate leasing, management, acquisition, development and construction services on an in-house basis.

        As of June 30, 2003, we owned or had interests in 263 properties plus developable land. Our properties aggregate approximately 28.9 million square feet, which are comprised of: (a) 149 office buildings and 95 office/flex buildings, totaling approximately 26.6 million square feet, six industrial/warehouse buildings totaling approximately 387,400 square feet, two stand-alone retail properties totaling 17,300 square feet and three land leases and (b) five office buildings and one office/flex building aggregating 1.8 million square feet, one stand-alone retail property aggregating approximately 100,740 square feet and one hotel, which, with respect to (b) above, are owned by unconsolidated joint ventures in which we have investment interests. Our properties are located in eight states, primarily in the Northeast, plus the District of Columbia.

        Our strategy is to focus on our operations, acquisition and development of office properties in high-barrier-to-entry markets where we believe we are, or can become, a significant and preferred owner and operator. We will continue this strategy by expanding through acquisitions and/or development in Northeast markets and sub-markets where we have, or can achieve, similar status. We believe that our properties have excellent locations and access and that we effectively maintain and professionally manage them. As a result, we believe that our properties attract high quality tenants and achieve among the highest rental, occupancy and tenant retention rates within their markets. We also believe that our extensive market knowledge provides us with a significant competitive advantage which is further enhanced by our strong reputation for, and emphasis on, delivering highly responsive, professional management services.

        Our shares of common stock are listed on The New York Stock Exchange and the Pacific Exchange under the symbol "CLI." We have paid regular quarterly distributions on our common stock since we commenced operations as a REIT in 1994. We intend to continue making regular quarterly distributions to the holders of our common stock. Distributions depend upon a variety of factors, and there can be no assurance that distributions will be made in the future.

        All of our interests in the properties are held by, and our operations are conducted through, Mack-Cali Realty, L.P., a Delaware limited partnership, or by entities controlled by Mack-Cali Realty, L.P. We are the sole general partner of Mack-Cali Realty, L.P. As of June 30, 2003, we were the beneficial owner of approximately 80.5 percent of the outstanding partnership interests of Mack-Cali Realty, L.P., assuming the conversion of all of our preferred limited partnership units into common limited partnership units.

        We were incorporated under the laws of the State of Maryland on May 24, 1994. Our executive offices are located at 11 Commerce Drive, Cranford, New Jersey 07016, and our telephone number is (908) 272-8000. We have an internet web address at "http://www.mack-cali.com."

USE OF PROCEEDS

        We are registering the shares of common stock offered by this prospectus for the account of the selling shareholders identified in the section of this prospectus entitled "Selling Shareholders." All of the net proceeds from the sale of the common stock will go to the selling shareholders who offer and sell their shares of such stock. We will not receive any part of the proceeds from the sale of such shares.

SELLING SHAREHOLDERS

        The selling shareholders are persons listed in the table below who have acquired the common stock offered by this prospectus pursuant to our 2000 Employee Stock Option Plan or our Amended and Restated 2000 Director Stock Option Plan. Each selling shareholder will receive all of the net proceeds from the sale of his shares of common stock offered by this prospectus.

        The following table presents certain information regarding the ownership of our common stock by the selling shareholders as of June 30, 2003. The number of shares of common stock outstanding will not change as a result of the offering, nor will the number of shares owned or percentage of ownership of any persons other than the selling shareholders change as a result thereof. However, because the selling shareholders may offer from time to time all or some of their shares under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the selling shareholders or that will be held by the selling shareholders after completion of the sales.

Name and Position With Us	Number of Shares Owned Prior to Offering(1)	Number of Shares Offered Hereby(2)	Number of Shares to Be Owned After Offering(3)
William L. Mack Chairman of the Board	3,483,942	500	3,483,442
Mitchell E. Hersh Chief Executive Officer and Director	673,900	90,000	583,900
Timothy M. Jones President	520,575	54,000	466,575
Barry Lefkowitz Executive Vice President and Chief Financial Officer	221,587	45,000	176,587
Roger W. Thomas Executive Vice President, General Counsel and Secretary	214,798	46,000	168,798
Michael A. Grossman Executive Vice President	119,289	18,519	100,770
Martin S. Berger Director	543,032	500	542,532
Brendan T. Byrne Director	26,100	500	25,600
John R. Cali Director	358,606	500	358,106
Nathan Gantcher Director	47,500	500	47,000

Martin D. Gruss Director	33,500	500	33,000
Earle I. Mack Director	2,313,354	500	2,312,854
Alan G. Philibosian Director	29,000	500	28,500
Irvin D. Reid Director	10,500	500	10,000
Vincent Tese Director	35,500	500	35,000
Roy J. Zuckerberg Director	40,500	500	40,000

(1)
Includes (a) shares of common stock acquired other than pursuant to any employee or director benefit plan, (b) common stock underlying options and restricted stock granted pursuant to our 2000 Employee Stock Option Plan and our Amended and Restated 2000 Director Stock Option Plan (both vested and unvested), (c) common stock underlying vested options, (d) restricted stock granted under any other employee or director benefit plan, and (e) common stock underlying common units, preferred units (as converted into common units) and vested warrants to acquire common stock.

(2)
Includes all common stock underlying options granted, and all restricted stock issued, pursuant to our 2000 Employee Stock Option Plan and our Amended and Restated 2000 Director Stock Option Plan.

(3)
Assumes all shares registered under this prospectus will be sold.

        If and when a selling shareholder sells all of his shares of common stock registered under this prospectus, the following selling shareholders will own more than one percent of our common stock at June 30, 2003.

Name	Percentage Ownership
William L. Mack	4.84
Earle I. Mack	3.21

        Information regarding each selling shareholder's current relationship with us or our predecessors and affiliates and such relationships, if any, within the past three years is set forth below.

        William L. Mack has served as a member of our Board of Directors since 1997 and as Chairman of our Board of Directors since 2000. Mr. Mack also serves as Chairman of the Executive Committee of our Board of Directors.

        Mitchell E. Hersh has served as our Chief Executive Officer since 1999. Mr. Hersh also has served as a member of our Board of Directors and its Executive Committee since 1997. Mr. Hersh served as our President and Chief Operating Officer from December 1997 through April 19, 1999, when he became Chief Executive Officer.

        Timothy M. Jones has served as our President since 1999. Previously, Mr. Jones served as our Executive Vice President and Chief Investment Officer from 1997 through 1999.

        Barry Lefkowitz has served as our Executive Vice President since 1997 and Chief Financial Officer since 1994.

        Roger W. Thomas has served as our Executive Vice President and Secretary since 1997, and as our General Counsel since 1994.

        Michael A. Grossman has served as our Executive Vice President since 2000. Mr. Grossman served as our Senior Vice President in 2000, and as our Vice President from 1997 to January 2000.

        Martin S. Berger has served as a member of our Board of Directors since May 2003 and as a member of our Board of Directors from 1998 until 2001. Mr. Berger also served as a member of our Advisory Board from 2001 until May 2003 and served as Chairman of the Strategic Planning Committee of our Board of Directors from 2000 until 2001. In connection with our acquisition of properties from the Robert Martin Company LLC, we granted Robert Martin the right to designate one member to our Board of Directors. Mr. Berger and Robert F. Weinberg were designated to jointly share the board seat. Mr. Berger and Mr. Weinberg have agreed that the board seat will be rotated between them each year at our Annual Meeting.

        Brendan T. Byrne has served as a member of our Board of Directors since 1994 and as a member of the Audit Committee of our Board of Directors since 1999. Governor Byrne became Chairman of our Audit Committee in 2002.

        John R. Cali has served as a member of our Board of Directors and as a member of the Executive Committee of our Board of Directors since 2000. Mr. Cali served as our Executive Vice President-Development from 1994 to June 2000.

        Nathan Gantcher has served as a member of our Board of Directors since 1999, as a member of the Audit Committee of our Board of Directors since 1999, and as a member of each of the Nominating Committee of our Board of Directors and the Executive Committee of our Board of Directors since 2000.

        Martin D. Gruss has served as a member of our Board of Directors since 1997 and as a member of the Executive Compensation and Option Committee of our Board of Directors since 1999.

        Earle I. Mack has served as a member of our Board of Directors since 1997.

        Alan G. Philibosian has served as a member of our Board of Directors, and as a member of the Executive Compensation and Option Committee of our Board of Directors since 1997, and as a member of the Nominating Committee of our Board of Directors since 2000.

        Irvin D. Reid has served as a member of our Board of Directors since 1994 and as a member of the Audit Committee of our Board of Directors since 1998. Dr. Reid served as chairman of the Audit Committee of our Board of Directors from 1998 to 2002.

        Vincent Tese has served as a member of our Board of Directors since 1997, as chairman of the Executive Compensation and Option Committee of our Board of Directors since 1998 and as chairman of the Nominating Committee of our Board of Directors since 2000.

        Roy J. Zuckerberg has served as a member of our Board of Directors since 1999, as a member of the Audit Committee of our Board of Directors since 1999, and as a member of the Executive Committee of our Board of Directors since 2000.

PLAN OF DISTRIBUTION

        The selling shareholders may resell under this prospectus up to 259,019 shares of our common stock that have been issued to the selling shareholders. The selling shareholders may sell the shares from time to time and may also decide not to sell all the shares they are permitted to sell under this prospectus. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers. Subject to the restrictions described in this prospectus, the shares of our common stock being offered under this prospectus may be sold from time to time by the selling shareholders in any of the following ways:

  •
  our common stock may be sold through a broker or brokers, acting as principals or agents. Transactions through broker-dealers may include block trades in which brokers or dealers will attempt to sell our common stock as agent but may position and resell the block as principal to facilitate the transaction. Our common stock may be sold through dealers or agents or to dealers acting as market makers. Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchase of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

  •
  our common stock may be sold on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, in the over-the-counter market, or in transactions otherwise than on such exchanges or services or in the over-the-counter market.

  •
  our common stock may be sold in private sales directly to purchasers.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

        The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In such transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders also may sell shares short and redeliver shares to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers, which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus.

        The selling shareholders also may loan or pledge shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the shares so pledged, pursuant to this prospectus. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any shares of a selling shareholder covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

        The shares may be sold by selling shareholders only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exception from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

        We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

  •
  the name of each such selling shareholder and of the participating broker-dealer(s),

  •
  the number of shares involved,

  •
  the price at which such shares were sold,

  •
  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

  •
  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

  •
  other facts material to the transaction.

        We will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares.

DESCRIPTION OF OUR COMMON STOCK

General

        Our authorized capital stock consists of 190,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. At June 30, 2003, 58,011,329 shares of common stock were issued and outstanding, and 10,000 shares of preferred stock were issued and outstanding.

        Each outstanding share of common stock will entitle the holder to one vote on all matters presented to shareholders for a vote, subject to the provisions of our charter regarding the ownership of shares of common stock in excess of the ownership limit described below. Holders of shares of common stock will have no preemptive rights or cumulative voting rights. All shares of common stock to be outstanding following this offering will be duly authorized, fully paid, and nonassessable. Distributions may be paid to the holders of shares of common stock if and when declared by our board of directors out of funds legally available therefor. We have paid regular and uninterrupted quarterly dividends from the third quarter of 1994.

        Under Maryland law, shareholders generally are not liable for our debts or obligations. If we are liquidated, subject to the right of any holders of preferred stock to receive preferential distribution, each outstanding share of common stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities, including debts and liabilities arising out of our role as general partner of Mack-Cali Realty, L.P.

        With certain exceptions, our charter provides that no person may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, more than 9.8 percent of the value of our issued and outstanding shares of capital stock. See "Restrictions on Transfer" below.

        The registrar and transfer agent for our common stock is EquiServe Trust Company, N.A.

Redemption Rights

        Certain individuals who received common units in Mack-Cali Realty, L.P. have the right to have their common units redeemed for cash, based upon the fair market value of an equivalent number of shares of our common stock at the time of such redemption, or, at our election, shares of our common stock, on a one-for-one basis. However, we may not pay for such redemption with shares of common stock if, after giving effect to such redemption, any person would beneficially or constructively own shares in excess of the ownership limit described in "Restrictions on Transfer". As of June 30, 2003, the limited partners of Mack-Cali Realty, L.P. owned 14,018,563 common units, assuming conversion of all preferred limited partnership units into common limited partnership units, which can be redeemed for an equal number of shares of our common stock.

Restrictions On Transfer

        Ownership Limits.    Our charter contains certain restrictions on the number of shares of capital stock that a shareholder may own, directly or beneficially. For us to qualify as a REIT under the Internal Revenue Code, no more than 50 percent of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. The capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because we expect to continue to qualify as a REIT, our charter contains restrictions on the direct and beneficial acquisition of capital stock intended to ensure compliance with these requirements.

        Our charter, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8 percent (the "Ownership Limit") of the value of the issued and outstanding shares of capital stock. Our board of directors may exempt a person from the Ownership Limit if evidence satisfactory to the board of directors or our tax counsel is presented that such ownership will not then or in the future jeopardize our status as a REIT. As a condition of such exemption, the intended transferee must give us written notice of the proposed transfer and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the board of directors no later than the 15th day prior to any transfer which, if consummated, would result in the intended transferee having the direct or beneficial ownership of shares in excess of the Ownership Limit. The foregoing restrictions on transferability and ownership will not apply if the board of directors determines that it is no longer in our best interests to continue to qualify as a REIT. Any transfer of securities that would: (1) create a direct or indirect ownership of shares of stock in excess of the Ownership Limit; (2) result in the shares of stock being owned by fewer than 100 persons; or (3) result in us being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code, will be null and void, and the transferor will be deemed not to have transferred the shares.

        All certificates representing shares of common stock will bear a legend referring to the restrictions described above.

        Every owner of more than five percent (or such lower percentage as required by the Internal Revenue Code or its regulations) of the issued and outstanding shares of capital stock must file a written notice with us containing the information specified in the charter no later than January 31 of each year. In addition, every shareholder will upon demand be required to disclose in writing such information as we may request in order to determine the effect of such shareholder's direct, indirect and constructive ownership of such shares on our status as a REIT.

        The foregoing ownership limitations may have the effect of precluding acquisition of control of us without the consent of the board of directors.

LEGAL MATTERS

        Our counsel, Pryor Cashman Sherman & Flynn LLP, New York, New York, issued an opinion to us regarding certain legal matters in connection with this offering, including the validity of the issuance of the shares of common stock offered by this prospectus.

EXPERTS

        The consolidated financial statements and financial statement schedule incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        We have not authorized any dealer, salesperson or any other person to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, you must not rely upon such information or representations as having been authorized by us or the selling shareholders. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered by this prospectus in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made under this prospectus will, under any circumstances, create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

259,019 Shares

MACK-CALI REALTY CORPORATION

Common Stock

PROSPECTUS

July 10, 2003

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents By Reference.

        We hereby incorporate by reference in this registration statement the following documents:

  (a)
  Our Annual Report on Form 10-K (File No. 1-13274) for the fiscal year ended December 31, 2002;

  (b)
  Our Quarterly Report on Form 10-Q (File No. 1-13274) for the fiscal quarter ended March 31, 2003;

  (c)
  Our Current Reports on Form 8-K (File Nos. 1-13274) dated January 2, 2003, March 14, 2003 and June 12, 2003;

  (d)
  Our Proxy Statement relating to our Annual Meeting of Stockholders held on May 13, 2003; and

  (e)
  The description of our common stock and the description of certain provisions of the laws of the State of Maryland and our charter and bylaws, contained in our Articles of Restatement dated June 11, 2001, filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q dated June 30, 2001, and our Amended and Restated Bylaws dated June 10, 1999, as subsequently amended, filed as Exhibit 3.2 to our Current Report on Form 8-K dated June 10, 1999, and any amendments or reports filed for the purpose of updating such description.

        The information we incorporate by reference is considered to be part of this prospectus and information that we file later with the Securities and Exchange Commission automatically will update and supersede such information. We incorporate by reference the documents listed above and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

Item 4.    Description of Securities.

        Not applicable.

Item 5.    Interests of Named Experts and Counsel.

        Not applicable.

Item 6.    Indemnification of Directors and Officers.

        Our officers and directors are indemnified under Maryland law, our charter and the Second Amended and Restated Agreement of Limited Partnership of Mack-Cali Realty, L.P., as amended (the "Partnership Agreement of Mack-Cali Realty, L.P."), against certain liabilities. Our charter authorizes us, and our bylaws require us to indemnify our directors and officers to the fullest extent permitted from time to time by the laws of the State of Maryland.

        The Maryland General Corporation Law ("MGCL") permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful, or the director or officer was adjudged to be liable to the corporation for the act or omission.

No amendment of our charter shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment or repeal. Maryland law permits us to provide indemnification to an officer to the same extent as a director, although additional indemnification may be provided if such officer is not also a director.

        The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, with specified exceptions. The MGCL does not, however, permit the liability of directors and officers to the corporation or its stockholders to be limited to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services (to the extent such benefit or profit was received) or (2) a judgment or other final adjudication adverse to such person is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter contains a provision consistent with the MGCL. No amendment of our charter shall limit or eliminate the limitation of liability with respect to acts or omissions occurring prior to such amendment or repeal.

        The Partnership Agreement of Mack-Cali Realty, L.P. also provides for indemnification of us and our officers and directors to the same extent indemnification is provided to our officers and directors in our charter, and limits the liability of us and our officers and directors to Mack-Cali Realty, L.P. and its partners to the same extent liability of our officers and directors to our stockholders is limited under our charter.

        In addition, the Delaware Revised Limited Partnership Act provides that a limited partner has the power to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its partnership agreement.

        We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements require, among other things, that we indemnify our directors and officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements, and cover directors and officers under our directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions of our charter and bylaws and the Partnership Agreement of Mack-Cali Realty, L.P., it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the board of directors or by the stockholders to eliminate the rights it provides.

Item 7.    Exemption From Registration Claimed.

        Not applicable

Item 8.    Exhibits.

4.1	*
Form of Common Stock Certificate (filed as Exhibit 4.1 to our Registration Statement on Form S-3 filed with the Securities and Exchange Commission on January 16, 1998 and incorporated herein by reference).
5.1	*	Opinion of Pryor Cashman Sherman & Flynn LLP.
10.1	*
2000 Employee Stock Option Plan (filed as Exhibit 10.1 to our Registration Statement on Form S-8, Registration Number 333-52478, as amended by the First Amendment to the 2000 Employee Stock Option Plan filed as Exhibit 10.17 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, each incorporated herein by reference).
10.2		Amended and Restated 2000 Director Stock Option Plan.
23.1		Consent of Pryor Cashman Sherman & Flynn LLP.
23.2		Consent of PricewaterhouseCoopers LLP.
24.1		Power of Attorney (included on signature page).

*
previously filed or incorporated by reference herein.

Item 9.    Undertakings.

        We, the undersigned registrant, hereby undertake:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        We hereby further undertake that, for the purposes of determining any liability under the Securities Act of 1933, as amended, each filing of our annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        We hereby further undertake to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934, as amended; and, where interim financial information that is required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide the interim financial information.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-8 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York on this 10th day of July, 2003.

MACK-CALI REALTY CORPORATION
By:	/s/ MITCHELL E. HERSH Mitchell E. Hersh Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mitchell E. Hersh, Timothy M. Jones, Roger W. Thomas, Barry Lefkowitz or Michael A. Grossman, or any one of them, his or her attorneys-in-fact and agents, each with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement or a registration statement prepared in accordance with Rule 462 of the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection herewith or in connection with the registration of the offered securities under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MITCHELL E. HERSH Mitchell E. Hersh	Chief Executive Officer and Director	July 10, 2003
/s/ BARRY LEFKOWITZ Barry Lefkowitz	Executive Vice President and Chief Financial Officer	July 10, 2003
/s/ ROGER W. THOMAS* William L. Mack	Chairman of the Board	July 10, 2003

Martin S. Berger	Director	July 10, 2003
/s/ ROGER W. THOMAS* Brendan T. Byrne	Director	July 10, 2003
/s/ ROGER W. THOMAS* John R. Cali	Director	July 10, 2003
/s/ ROGER W. THOMAS* Nathan Gantcher	Director	July 10, 2003
/s/ ROGER W. THOMAS* Martin D. Gruss	Director	July 10, 2003
/s/ ROGER W. THOMAS* Earle I. Mack	Director	July 10, 2003
/s/ ROGER W. THOMAS* Alan G. Philibosian	Director	July 10, 2003
/s/ ROGER W. THOMAS* Irvin D. Reid	Director	July 10, 2003
/s/ ROGER W. THOMAS* Vincent Tese	Director	July 10, 2003
/s/ ROGER W. THOMAS* Roy J. Zuckerberg	Director	July 10, 2003

*attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.		Description of Exhibit
4.1	*
Form of Common Stock Certificate (filed as Exhibit 4.1 to our Registration Statement on Form S-3 filed with the Securities and Exchange Commission on January 16, 1998 and incorporated herein by reference).
5.1	*	Opinion of Pryor Cashman Sherman & Flynn LLP.
10.1	*
2000 Employee Stock Option Plan (filed as Exhibit 10.1 to our Registration Statement on Form S-8, Registration Number 333-52478, as amended by the First Amendment to the 2000 Employee Stock Option Plan filed as Exhibit 10.17 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, each incorporated herein by reference).
10.2		Amended and Restated 2000 Director Stock Option Plan.
23.1		Consent of Pryor Cashman Sherman & Flynn LLP.
23.2		Consent of PricewaterhouseCoopers LLP.
24.1		Power of Attorney (included on signature page).

* previously filed or incorporated by reference herein.